Consent of Independent Registered Public Accounting Firm

The Board of Directors
Center Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Center Bancorp, Inc. of our report dated March 8, 2006, relating to the consolidated statement of condition of Center Bancorp, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2005, which is incorporated by reference in the December 31, 2006 Annual Report on Form 10-K of Center Bancorp, Inc, incorporated by reference herein.

/s/ KPMG LLP

Short Hills, New Jersey
December 20, 2007